CONSENT OF SRK CONSULTING

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 16, 2011, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Neal Rigby, on behalf of SRK Consulting, hereby consent to references to SRK Consulting’s name and to the involvement of SRK Consulting in the preparation of the “NI 43‑101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” dated May 9, 2011 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED:   January 5, 2011

SRK CONSULTING

/s/ N. Rigby
Name: Neal Rigby, PhD, CEng, AIME, MIMMM
Title: Corporate Consulting, Mining